Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Plains Exploration & Production Company to our reserve reports regarding the interest of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”), relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for certain periods originally included in Plains’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2010. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

By:	/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

May 14, 2010